FOR IMMEDIATE RELEASE

Contact:    Paul S. Feeley
            Senior Vice President, Treasurer and
               Chief Financial Officer
            (617) 628-4000


                    CENTRAL BANCORP, INC. DECLARES QUARTERLY
                           COMMON STOCK CASH DIVIDEND;
                       DIVIDEND REDUCED TO $0.05 PER SHARE

      SOMERVILLE, MASSACHUSETTS, April 16 2009 -- Central Bancorp, Inc. (NASDAQ Global Market: CEBK) (the "Company"), the parent company of Central Co-operative Bank (the "Bank"), today announced that the Company's Board of Directors has declared a quarterly common stock dividend of $0.05 per share payable on or about May 15, 2009 to stockholders of record on May 1, 2009. The $0.05 dividend represents a $0.13 decrease from the Company's previous quarterly cash dividend.

      "We are pleased to continue to be able to pay a dividend to our common stockholders as we have done for the past 50 quarterly periods," said John D. Doherty, Chairman and Chief Executive Officer of the Company and the Bank. "However, while the Company and the Bank remain well-capitalized under all applicable regulatory requirements, the Company's Board of Directors has determined that reducing the Company's dividend at this point in time is prudent to preserve capital in light of the recent economic developments in the financial services industry and the economy in general."

      Central Bancorp, Inc. is the holding company for Central Bank, whose legal name is Central Co-operative Bank, a Massachusetts-chartered co-operative bank operating nine full-service banking offices, a limited service high school branch in suburban Boston and a standalone 24-hour automated teller machine in Somerville.

      This press release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, the potential impact of the Company's participation in the TARP Capital Purchase Program, general economic conditions, changes in interest rates, deposit flows, real estate values and competition, changes in accounting principles, policies or guidelines, changes in legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services.